Exhibit 6.21

UNSECURED PROMISSORY NOTE

(LUMP-SUM PAYMENT)

$ 100,000.00	Jan 10, 2023

On or before January 20, 2023, for value received, the undersigned RoyaltyTraders LLC dba SongVest with an office and place of business at 1053 East Whitaker Mill Rd Suite 115 Raleigh NC 27604 (the “Borrower”) promises to pay to the order of The Kingdom Trust Company, Custodian, FBO Sean Peace IRA (the “Holder”), in the manner and at the place provided below, the principal sum of one hundred thousand dollars ($100,000.00).

1.	PAYMENT.

All payments of principal and interest under this note will be made in lawful money of the United States of America, in same day funds, at such place as the Holder may designate in writing.

2.	INTEREST and FEES.

Interest on the principal balance of this note is at an interest rate of twenty percent for a term of twelve months with a lump sum payment at the end of that term for one hundred and twenty thousand dollars.

3.	PREPAYMENT.

The Borrower may prepay this note, in whole or in part, at any time before maturity without penalty or premium at a prorated amount of the lump sum payment at an interest rate of 20%.

4.	EVENTS OF DEFAULT.

Each of the following constitutes an “Event of Default” under this note: (i) the Borrower’s failure to make any payment when due under the terms of this note; (ii) the filing of any voluntary or involuntary petition in bankruptcy by or regarding the Borrower or the initiation of any proceeding under bankruptcy or insolvency laws against the Borrower; and (iii) an assignment made by the Borrower for the benefit of creditors.

5.	ACCELERATION; REMEDIES ON DEFAULT.

If any Event of Default occurs, all principal and interest owed under this note will become immediately due and payable without any action by the Holder, the Borrower, or any other person. The Holder, in addition to any rights and remedies available to the Holder under this note, may, in his sole discretion, pursue any legal or equitable remedies available to him under applicable law or in equity.

Notwithstanding the foregoing, the note cannot be called by the Holder, in part or in full, within the first twenty-four (24) months of the date of execution of this Unsecured Promissory Note.

Unsecured Promissory Note (Lump-Sum Payment)	1

6.	WAIVER OF PRESENTMENT; DEMAND.

The Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of protest and nonpayment, notice of costs, expenses or losses and interest on those, notice of interest on interest and late charges, and diligence in taking any action to collect any sums owing under this note, including (to the extent permitted by law) waiving the pleading of any statute of limitations as a defense to any demand against the undersigned. Acceptance by the Holder or any other holder of this note of any payment differing from the designated lump-sum payment listed above does not relieve the undersigned of the obligation to honor the requirements of this note.

7.	GOVERNING LAW.

(a)	Choice of Law. The laws of the state of North Carolina govern this note (without giving effect to its conflicts of law principles).

(b)	Choice of Forum. Both parties consent to the personal jurisdiction of the state and federal courts in Wake County, North Carolina

8.	COLLECTION COSTS AND ATTORNEYS’ FEES.

The Borrower shall pay all costs and expenses of the collection of indebtedness evidenced by this note, including reasonable attorneys’ fees and court costs in addition to other amounts due, without protest.

9.	ASSIGNMENT AND DELEGATION.

(a)	No Assignment. The Borrower may not assign any of its rights under this note. All voluntary assignments of rights are limited by this subsection.

10.	SEVERABILITY.

If any one or more of the provisions contained in this note is, for any reason, held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions of this note.

11.	NOTICES.

(a)	Writing; Permitted Delivery Methods. Each party giving or making any notice required or permitted by this note shall give that notice in writing and use one of the following types of delivery, mail (registered or certified mail, postage prepaid, return-receipt requested), nationally recognized overnight courier (fees prepaid), or email.

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(b)	Addresses. A party shall address notices under this section 13 to a party at the following addresses:

If to the Borrower:

RoyaltyTraders LLC dba SongVest

1053 East Whitaker Mill Rd Suite 115

Raleigh NC 27604

If to the Holder:

The Kingdom Trust Company

Custodian, FBO Sean Peace IRA

1105 State Route 121 N, Suite B

Murray, Kentucky 42071

sean.peace@gmail.com

12.	WAIVER.

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this note will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy.

13.	HEADINGS.

The descriptive headings of the sections and subsections of this note are for convenience only, and do not affect this note’s construction or interpretation.

Each party is signing this note on the date stated opposite that party’s signature.

RoyaltyTraders LLC dba SongVest

Date: Jan 10, 2023	By:	/s/ Zac Anderson
	Name:	Zac Anderson
	Title:	CFO

HOLDER NAME, if not an individual

Date: Jan 10, 2023	By:	/s/ Sean Peace
	Name:	Sean Peace

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